Exhibit 10.2

Summary of Compensatory Arrangements with Executive Officers

Set forth below is a summary of the compensation paid by Lamar Advertising Company (the “Company”) to its executive officers effective January 1, 2005. All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to authority delegated to it by the Board of Directors.

Base Salary. Effective January 1, 2005, the Company’s executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	2005 Salary
Kevin P. Reilly, Jr.
President and Chief Executive Officer	$550,000
Sean E. Reilly
Chief Operating Officer and Vice President	$425,000
Keith A. Istre
Chief Financial Officer and Treasurer	$425,000

Annual Incentive Bonus. The Company’s executive officers are also eligible to receive an annual cash bonus. Each year the Compensation Committee determines the annual bonuses for each executive officer based, in part, upon the recommendations of the Chief Executive Officer in conjunction with an evaluation of individual and Company performance.

Benefits and Other Arrangements

In addition to base salary and bonus, each of the Company’s executive officers is eligible to participate in the following:

•	The Company’s 1996 Equity Incentive Plan (filed as Exhibit 10.2 to the Company’s Form 10-Q for the period ended June 30, 2004), under which stock options and other equity compensation may be granted at the discretion of the Compensation Committee.

•	The Company’s Deferred Compensation Plan (filed as Exhibit 10.15 to the Company’s Form 10-K for the year ended December 31, 2004), under which the Company makes an annual contribution on behalf of eligible employees who satisfy certain age, years of service and management classification requirements.

•	The Company’s 401(k) profit-sharing plan and other health and benefit plans generally available to officers/employees of the Company.

Additional information about compensation for the Company’s executive officers, including 2004 cash bonus awards and equity awards, is set forth in the Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2005.